Exhibit 99.3

ECOARK HOLDINGS, INC.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the acquisition of Trend Discovery Holdings, LLC, (“Trend Discovery”) as of March 31, 2019 by Ecoark Holdings, Inc. (“Ecoark” and the “Company”) and are based on estimates and assumptions set forth herein and in the notes to such pro forma statements.

On May 31, 2019, the Trend Discovery through a newly formed company, Trend Discovery Holdings, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ecoark to acquire 100% of Trend Discovery pursuant to a merger of Trend Discovery with and into Ecoark (the “Merger”). The Merger was completed on May 31, 2019 and as agreed in the Merger Agreement, Ecoark is the surviving entity in the Merger and the separate corporate existence of Trend Discovery has ceased to exist. Pursuant to the terms of the Merger, Trend Discovery Holdings, Inc. exchanged their shares into 5,500,000 shares of Ecoark valued at $3,236,000.

The transaction is being accounted for as an acquisition of Trend Discovery. No cash was paid relating to the acquisition.

As a result of the transaction effected by the Merger Agreement, at closing Trend Discovery Holdings, Inc. became a wholly-owned subsidiary of Ecoark. Trend Discovery had a year end of December 31, and Ecoark has a year end of March 31. As a result, the unaudited pro forma information that follows reflects respective year-end information for the two companies as described herein, December 31, 2018 for Trend Discovery and March 31, 2019 for Ecoark.

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 (Trend Discovery) and March 31, 2019 (Ecoark) of the Company and Trend Discovery gives effect to the above as if the transactions had occurred at the beginning of the period. The unaudited pro forma consolidated balance sheet at March 31, 2019 assumes the effects of the above as if this transaction had occurred as of January 1, 2018 (Trend Discovery) and April 1, 2018 (Ecoark).

ECOARK HOLDINGS, INC.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements are based upon, and should be read in conjunctions with the Company’s audited consolidated financial statements as of and for the year ended March 31, 2019 and audited consolidated financial statements of Trend Discovery as of and for the year ended December 31, 2018.

The unaudited pro forma consolidated financial statements and notes thereto contained forward-looking statements that involve risks and uncertainties. Therefore, our actual results may vary materially from those discussed herein. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative our future results.

ECOARK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2019

NOTE A – ACCOUNTING TREATMENT APPLIED AS A RESULT OF THIS TRANSACTION

The acquisition of Trend Discovery is being accounted for as a business combination, whereby Ecoark is the acquirer.

NOTE B – ADJUSTMENT

(a)	To record the acquisition of Trend Discovery which includes the adjustment of certain amounts to their respective fair values for changes in those amounts for the current fiscal year. Ecoark acquired Trend Discovery for $3,236,000 which is the value of the 5,500,000 shares issued to acquire them.

NOTE C – PRO FORMA WEIGHTED AVERAGES SHARES OUTSTANDING (in thousands)

Pro forma shares outstanding assuming the transaction occurred as of March 31, 2019:

EARK Weighted Average Shares Outstanding	51,010

Acquisition of Trend Discovery	5,500

Pro forma shares outstanding	56,510

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED BALANCE SHEETS

MARCH 31, 2019

(Dollars and number of shares in thousands, except per share)

		TREND
	ECOARK	DISCOVERY	ADJUSTMENTS			CONSOLIDATED
		(1)
ASSETS

CURRENT ASSETS
Cash	$244	$30		(a)	$27	$247
Accounts receivable, net of allowance	520	22		(a)	12	530
Prepaid expenses	900	-				900
Current assets held for sale	23	1				24

Total current assets	1,687	53	-		39	1,701

Property and equipment, net	824	-				824
Goodwill	-	-	3,222	(a)		3,222
Other assets	27	-				27

Total non-current assets	851	-	3,222		-	4,073

TOTAL ASSETS	$2,538	$53	$3,222		$39	$5,774

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Note payable	$1,350	$-				$1,350
Accounts payable	1,416	9	9	(a)		1,416
Accrued expenses	828	-				828
Current liabilities held for sale	34	-				34
Derivative liabilities	3,104	-				3,104

Total current liabilities	6,732	9	9		-	6,732

COMMITMENTS AND CONTINGENCIES	-	-				-

Total liabilities	6,732	9	9		-	6,732

STOCKHOLDERS’ EQUITY (DEFICIT) (Numbers of shares rounded to thousands)

Common Stock	53	-		(a)	5	58
Additional paid-in-capital	113,310	-		(a)	3,231	116,541
Member’s equity (deficit)	-	44	44	(a)		-
Accumulated deficit	(115,886)	-				(115,886)
Treasury stock	(1,671)	-				(1,671)

Total stockholders’ equity (deficit)	(4,194)	44	44		3,236	(958)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,538	$53	$53		$3,236	$5,774

Notes

(1)	For Trend Discovery the figures are as of December 31, 2018 as they have a different year end than Ecoark.

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2019

(Dollars in thousands, except per share)

		TREND
	ECOARK	DISCOVERY	ADJUSTMENTS	CONSOLIDATED
		(1)

REVENUES	$1,062	$405		$1,467

COST OF REVENUES	699	-		699

GROSS PROFIT	363	405		768

OPERATING EXPENSES:
Salaries and salary related costs, including stock based compensation	4,848	-		4,848
Professional fees and consulting	1,315	-		1,315
General and administrative	1,671	22		1,693
Depreciation, amortization and impairment	3,357	-		3,357
Research and development	3,320	-		3,320

Total operating expenses	14,511	22		14,533

Income (loss) from operations	(14,148)	383		(13,765)

OTHER INCOME (EXPENSE):
Change in fair value of derivative liabilities	3,160	-		3,160
Interest expense, net of interest income	(417)	-		(417)
Other income (expense), net	2,743	-		2,743

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(11,405)	383		(11,022)

DISCONTINUED OPERATIONS	(2,243)	-		(2,243)

PROVISION FOR INCOME TAXES	(2)	-		(2)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	$(13,650)	$383		$(13,267)

NET LOSS PER SHARE
Basic and diluted - Continuing Operations	$(0.23)	$-		$(0.19)
Basic and diluted - Discontinued Operations	$(0.04)	$-		$(0.03)
	$(0.27)	$-		$(0.22)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE	(Number of shares in thousands)
Basic	51,010			56,510

Notes

(1)	For Trend Discovery the figures are as of December 31, 2018 as they have a different year end than Ecoark.

5